Exhibit 99.4

1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
In-progress Exploration Activities in the
Shallow Waters of the Gulf of Mexico

NEW ORLEANS, LA, September 20, 2010 – McMoRan Exploration Co. (NYSE: MMR) today updated its shallow water Gulf of Mexico exploration activities, including in-progress drilling at the Blackbeard East and Davy Jones ultra-deep prospects, the status of the Lafitte ultra-deep prospect and confirmation of pay at the Blueberry Hill deep gas well by wireline log.

The Blackbeard East ultra-deep exploration well commenced drilling on March 8, 2010 and is currently drilling below 24,800 feet.  Recent drilling results have indicated that the well encountered several sands below 24,100 feet.  The first sand was identified by log-while-drilling (LWD) tools and indicated a possible hydrocarbon bearing zone.  The second sand was identified by mud logs after the LWD tool failed at approximately 24,550 feet.  Wireline logs will be required to fully evaluate these sands.

The Blackbeard East well, which is located in 80 feet of water on South Timbalier Block 144, has a proposed total depth of 29,950 feet and is targeting Middle and Deep Miocene objectives seen below 30,000 feet in Blackbeard West, nine miles away, as well as younger Miocene objectives.  McMoRan is funding 32.0 percent of the exploratory costs and holds a 38.5 percent working interest and 30.7 percent net revenue interest.  Other working interest owners in Blackbeard East include: Plains Exploration & Production Company (NYSE: PXP) (31.5%), Energy XXI (NASDAQ: EXXI) (18.0%), W.A. "Tex" Moncrief, Jr. (10.0%) and a private investor (1.6%).

On April 7, 2010, McMoRan commenced drilling the Davy Jones offset appraisal well on South Marsh Island Block 234, two and a half miles southwest of the discovery well.  The well has been drilled to 15,125 feet and McMoRan is currently setting an 11 7/8 inch liner.  The well has a proposed total depth of 29,950 feet.  The offset appraisal well (Davy Jones #2) is expected to test similar sections up-dip to the discovery well, as well as deeper objectives, including potential additional Wilcox and possibly Cretaceous (Tuscaloosa) sections.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan is funding 28.7 percent of the drilling costs and holds a 32.7 percent working interest and 25.9 percent net revenue interest.  Other working interest owners in Davy Jones include: PXP (27.7%), EXXI (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).

McMoRan is currently moving a drilling rig to the Lafitte ultra-deep location at Eugene Island Block 223 in 140 feet of water, where it expects to receive a permit imminently from the Bureau of Ocean Energy Management to commence drilling operations.  The well has a proposed total depth of 29,950 feet and will target Middle and Deep Miocene objectives below the salt weld.  McMoRan holds a 40.5 percent working interest and 32.8 percent net revenue interest in the prospect.  Other working interest owners in Lafitte include: PXP (31.5%), EXXI (18.0%), and W.A. "Tex" Moncrief, Jr. (10.0%).

McMoRan also announced today that the Blueberry Hill #9STK1 deep gas well located on Louisiana State Lease 340 in approximately 10 feet of water has been drilled to a total vertical depth of 24,200 feet and has been logged with wireline logs.  The wireline logs confirmed that the well encountered 105 net feet of hydrocarbon bearing sands with exceptional porosity in the Miocene as previously reported by LWD tools on August 3, 2010.  McMoRan is currently completing the well and is targeting first production in the first quarter of 2011.  McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  PXP holds a 47.9 percent working interest.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains forward-looking statements regarding various oil and gas discoveries and oil and gas exploration.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from results anticipated by forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the potential adoption of new governmental regulations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2009 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

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